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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Vishay Intertechnology, Inc. for the offer to exchange shares of Vishay common stock for shares of Siliconix common stock and to the incorporation by reference therein of our report dated February 5, 2001 (except for Note 17 as to which the date is March 8, 2001), with respect to the consolidated financial statements of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP

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Philadelphia, Pennsylvania

June 1, 2001